Exhibit 99.1

FOR IMMEDIATE RELEASE:

MOLICHEM ANNOUNCES THE ISSUE OF A PATENT IN THE UNITED STATES FOR A  METHOD OF TREATING SEPTIC SHOCK

CHAPEL HILL, N.C., November 12, 2002 – MoliChem Medicines, Inc. (OTCBB: MLCM) today announced that it has obtained a patent in the United States for a Method of Treating Septic Shock. The use of iron chelates, which are molecules that contain iron, is described in the Patent No. 6,465,511.

The septic syndromes (systemic inflammatory response syndrome [SIRS], sepsis, severe sepsis, and septic shock) are triggered by infection, often the result of events such as trauma, surgery and burns or illnesses such as cancer, pneumonia, and AIDS. Despite aggressive treatment with intravenous antibiotics and supportive care, these syndromes are significant causes of morbidity and mortality.

In the order described above these conditions represent increasingly severe stages of the same disorder. The prevalence of SIRS is very high, affecting one-third of all in-hospital patients and more than 50% of all Intensive Care Unit (ICU) patients. In surgical ICU patients, SIRS occurs in more than 80% of patients. A study of sepsis based on discharge documents indicated that severe sepsis affected 751,000 Americans in 1995.

Studies in mice and baboons were conducted to evaluate the protective capacity of the iron chelate Moli56A in septic shock. The surviving animals did not show multi-organ pathology and only showed mild lung lesions, consisting of mild lung congestion, in contrast to the severe multi-organ damage seen in untreated animals. The conveyed protection of animals from death of sepsis related syndrome makes Moli56A a prime lead for a potential treatment of sepsis related syndromes in humans. It is conceivable that Moli56A may be most useful when administered in patients with SIRS and sepsis.

“We are very pleased to add a piece of intellectual property to our Company,” stated Luis Molina, Ph.D., President and CEO of MoliChem. “This is a therapeutic area where medical need is definitively unmet”. “In addition, investors are concerned of this indication because of the past failures of a variety of compounds and the difficulty to evaluate efficacy in the clinical setting”.

MoliChem will seek Federal funding to support preclinical and early clinical studies with Moli56A.

About MoliChem
MoliChem Medicines, Inc. is an early stage pharmaceutical company focused on the discovery, development, and marketing of products for the treatment of serious respiratory and related conditions. MoliChem’s lead product, Moli1901, is currently in clinical trials in the United States for the treatment of cystic fibrosis. The company also has two iron chelates including Moli56A and Moli56B in pre-clinical development. It is believed that the compounds act as free radical scavengers. These compounds are being evaluated as therapy to prevent toxic injuries to major organ systems. Additionally, MoliChem has a platform for discovery of stable polypeptides with a lead compound that has demonstrated activity against multiple drug resistant tuberculosis strains.

This press release might contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from MoliChem’s expectations and projections. Risks and uncertainties include success of clinical trials for MoliChem’s products, intellectual property risks, need for additional financing or capital, ability to develop and successfully commercialize our products, ability to enter into licensing agreements, and the ability of the competition to render MoliChem’s product candidates or technologies obsolete or noncompetitive. A further list and description of these risks, uncertainties, and other factors can be found in MoliChem’s filings with the Securities and Exchange Commission. MoliChem assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:

Gilles Cloutier, Ph.D. or Ron E. Keeney, M.D. 919.960.0217

EMAIL: Gilles@molichem.com or rkeeney@molichem.com